                                                                                                                                                                                                                                                                                                                                          Exhibit 10.17

Compensation Arrangement for Michael Bozora and Timothy Redpath

Michael Bozora and Timothy Redpath, are President and CEO, respectively of Company.  They receive each $20,833.33 per month as compensation for their executive functions.  They are also reimbursed for their expenses associated with their activities as officers and executives of Company.   Messrs. Bozora and Redpath also each have 6 stock options as Directors and 24 stock options as officers -- see “Equity Compensation Plan Information” in the Prospectus.